Exhibit 99.1

For Immediate Release

HAPC, Inc. Announces Agreement to Purchase InfuSystem, Inc.

New York – October 2, 2006-HAPC, Inc. (OTCBB:HAPN) announced today that it has entered into a definitive agreement to acquire InfuSystem, Inc., a wholly-owned subsidiary of I-Flow Corporation (NASDAQ:IFLO) for $140 million.

InfuSystem is a nationwide leader in ambulatory infusion pump management services to oncologists and their patients. InfuSystem works directly with oncology practices to provide continuous infusion pumps and related billing, collection, and administrative services primarily to colorectal cancer patients. The use of continuous infusion chemotherapy regimens has grown significantly during the past three years, driven by superior therapeutic outcomes, greater patient satisfaction, and lower costs than traditional bolus chemotherapy.

“InfuSystem fits perfectly with HAPC’s acquisition criteria of strong growth, high margins, and an excellent management team,” said Sean McDevitt, Chairman of the Board of HAPC. “InfuSystem’s executives have worked together for the past 15 years developing this unique business model and delivering strong financial results. We are excited to partner with them for the future.”

Donald M. Earhart, Chairman, President and Chief Executive Officer of I-Flow, said, “InfuSystem has been an outstanding performer since I-Flow acquired the business in 1998. As we move forward, however, our strategic focus for future growth is on I-Flow pain relief products and our goal of being the leader in treating acute pain after surgery.”

According to the terms of the agreement, HAPC will acquire all the outstanding shares of InfuSystem from I-Flow through a newly formed subsidiary of HAPC. The aggregate consideration for the acquisition is $140 million, subject to adjustment relating to the level of working capital. I-Flow will receive the aggregate consideration in cash or a combination of cash and a promissory note, depending on financing arrangements to be determined prior to closing.

Pursuant to HAPC’s certificate of incorporation, the acquisition must be approved by the holders of a majority of the shares of HAPC common stock sold in HAPC’s initial public offering (the “IPO”). In addition, the acquisition cannot be completed if the holders of 20% or more of the shares of HAPC common stock sold in the IPO vote against the acquisition and contemporaneously demand that their shares be converted into the right to receive a pro rata portion of the net proceeds of the IPO held in the trust account established for this purpose at the time of the IPO.

The transaction is expected to close by either the end of 2006 or the first quarter of 2007, subject to customary closing conditions and the aforementioned stockholder approval.

About InfuSystem, Inc.

InfuSystem has nearly 20 years of experience supplying patients with external ambulatory infusion pumps. InfuSystem provides management and support to enhance the lives of its patients and the communities it serves.

About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents. HAPC undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

HAPC intends to file a proxy statement in connection with the proposed transaction, a copy of which will be mailed to the shareholders of HAPC. HAPC’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other relevant documents filed by HAPC with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov.

Contact:

HAPC

John Voris

Chief Executive Officer, HAPC

john.voris@healthcareapc.com

Sean McDevitt

Chairman, HAPC

sean.mcdevitt@healthcareapc.com

Pat LaVecchia

Director and Secretary, HAPC

pat.lavecchia@healthcareapc.com

or

Press Inquiries:

Mandelbaum & Morgan

Michael Mandelbaum, 310.785.0810